                                                                    EXHIBIT 12.2



                                VF CORPORATION
          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                        AND PREFERRED STOCK DIVIDENDS
                                    (000)




                                                                                          YEAR ENDED
                                                     -------------------------------------------------------------------------------
                                                     DECEMBER 31      JANUARY 1       JANUARY 2        JANUARY 4        DECEMBER 28
                                                        1994             1994            1993             1992             1990
                                                     -----------      -----------     -----------      -----------      -----------
Earnings
    Income from continuing operations
      before provision for income taxes
      per consolidated income statements                $455,661         $399,987        $375,773         $263,197         $143,084
    Interest on Indebtedness                              79,646           72,178          70,479           68,004           75,843
    Amortization of debt expenses and discount               634              493             589              583              526
    Portion of rent expense representative
     of the interest factor                               18,500           15,600          10,100            8,200            6,800
                                                     -----------      -----------     -----------      -----------      -----------

       Income as adjusted                               $554,441         $488,258        $456,941         $339,984         $226,253
                                                     ===========      ===========     ===========      ===========      ===========

Fixed charges
    Interest on indebtedness                             $79,646          $72,178         $70,479          $68,004          $75,843
    Amortization of debt expense and discount                634              493             589              583              526
    Capitalized interest                                     142            1,022           1,439              466              145
    Portion of rent expense representative
      of the interest factor                              18,500           15,600          10,100            8,200            6,800
                                                     -----------      -----------     -----------      -----------      -----------

       Fixed charges                                      98,922           89,293          82,607           77,253           83,314
Preferred stock dividends                                  4,229            4,291           4,335            4,366            4,130
                                                     -----------      -----------     -----------      -----------      -----------
       Fixed charges and preferred
         stock dividends                                $103,151          $93,584         $86,942          $81,619          $87,444
                                                     ===========      ===========     ===========      ===========      ===========
Ratio of earnings to combined fixed charges
  and preferred stock dividends                              5.4              5.2             5.3              4.2              2.6
                                                     ===========      ===========     ===========      ===========      ===========


Note: For purposes of this ratio, earnings consist income before income taxes plus fixed charges, excluding interest capitalized during the period. Fixed charges consist of interest expense, capitalized interest and one-third of rental expense. Which approximates the interest factor of such rental expense. Preferred stock dividends relate to the outstanding Series B Preferred Stock held by the Employee Stock Ownership Plan.